Exhibit 99.1

FOR FURTHER INFORMATION:
CONTACT:
Investor Relations
(602) 389-8835
Three-Five Systems, Inc.
1600 North Desert Drive
Tempe, AZ 85281-1230

TFS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

TEMPE, ARIZ. – May 17, 2005 – Three-Five Systems, Inc. (NYSE: TFS) today announced its financial results for its first quarter ended March 31, 2005.

Quarterly Financial Results (in millions, except EPS) (unaudited):

	QUARTER ENDED
	Mar 31, 2005	Mar 31, 2004
Net Sales	$20.2	$23.0

Loss from Continuing Operations	$(24.2)	$(3.8)
Loss from Discontinued Operations	$(15.2)	$(2.8)

Total Net Loss	$(39.4)	$(6.6)

Loss per Share from Continuing Operations	$(1.11)	$(0.18)
Net Loss per Share (Basic and Diluted)	$(1.81)	$(0.31)

In the first quarter of 2005, sales from continuing operations were down from the comparable quarter in 2004 due mainly to significantly reduced EMS sales in the United States at our Redmond facility. The decline in sales at the Redmond plant was primarily caused by customers rescheduling orders to later in 2005 and because existing high volume manufacturing programs were moved to our facility in Penang resulting in improved manufacturing costs but also reduced sales prices for these products. The new customer products that have been delayed are in the military, medical and industrial areas of our business and were the result of launch issues associated with customers’ new products.

The loss from continuing operations in 2005 was significantly higher than in the comparable quarter in 2004 for several reasons. First, the gross margin dollars were $2.6 million less than in the comparable quarter in 2004, primarily because of the reduced sales in Redmond resulting in less factory absorption. In fact, the gross margin was a negative $1.9 million in the first quarter of 2005 compared with a positive $692,000 in the first quarter of 2004. In addition, selling, general, and administrative expenses in the first quarter of 2005 were higher than in the first quarter of 2004 because of increased severance, consulting, accounting and legal expenses totaling approximately $900,000, as well as the other charges further described below.

The results for the first quarter of 2005 included impairment and write off charges as follows:

•	$2.5 million loss on assets relating to our ERP implementation costs. With the sale of the display business assets and the pending sale of Manila assets, our only remaining business is in Redmond and Penang, and we recently determined that we do not need a new ERP system for those two sites.

•	Approximately $900,000 of charges in our SG&A line to recognize moving and future costs associated with continuing lease obligations for facilities that we have vacated in Redmond.

Three-Five Systems

•	$12.9 million relating to charges for the impairment of goodwill associated with our EMS business and our large panel display business in Marlborough. The decision to impair the goodwill was the result of several factors including the first quarter operating results, forecast revisions, recent transactions, and valuations set forth in indications of interest recently received.

As previously announced, on March 30, 2005, we signed a definitive agreement to sell the assets of our small form factor display business including our Beijing factory. That transaction closed in April, and we received our first payment on that transaction of $8 million. In the first quarter of 2005, we also discontinued the distribution of certain display products that we licensed from Data International and made the determination to sell the radio frequency business in Manila. As a result, the financial results for the first quarter include a loss from discontinued operations of $15.2 million, broken down as follows:

•	An impairment charge of $5.2 million relating to the write down of certain assets in Manila. Although a sale of that business is not assured, we based that impairment charges on the nonbinding letter of intent that we have received with respect to those assets.

•	A loss on assets and inventory of $5.0 million relating to the sale of the small form factor display assets. In that transaction, we only considered the $8 million initially received when calculating the loss because the various potential earn outs are characterized as contingent gains and will be recorded by us when and if received.

•	A $2.1 million charge for the write off of our Data International distribution rights. We have not recorded any potential gains relating to the offset rights that we have asserted because Data International has filed a lawsuit with regards to that issue.

•	Other losses of $2.9 million.

Company Statement on the Quarter

We have sustained substantial losses in the past several years. As a result, and as previously announced, we retained SG Cowen & Company to review strategic alternatives aimed at maximizing stockholder value. Based on that review, we have sold or closed down the various portions of our Display business as noted above, including the sale last week of our large panel business in Marlborough. As a result, we are no longer in the display business. We have also signed a letter of intent to sell our radio frequency, or RF, operations in Manila for cash. This letter of intent is nonbinding, and thus there is no assurance that any transaction will be effected or what the timing and terms of any such transaction could be. If the sale of the Manila operations is finalized, however, our only remaining operations will be the Redmond and Penang portions of our EMS business. We expect revenue in those ongoing operations in the second quarter of 2005 to be similar to quarter one. We will continue to use SG Cowen to review our strategic alternatives for our remaining business. Our alternatives include sale of all or part of our EMS business, merging with another company, recapitalization and continuation of our business, or seeking joint venture partners.

For the remainder of 2005, our focus will be on cost reductions and restructuring our EMS business to achieve cash flow breakeven. The relocation of our corporate headquarters to Redmond will be completed by mid-summer. We believe that the combination of our NPI (new product introduction) and medical and military operations in Redmond with our high-volume, cost-effective offshore operations in Penang will provide a strong foundation for our EMS business in the future.

Three-Five Systems

First Quarter Financial Summary

•	Our cash and restricted cash balances at the end of the first quarter 2005 was $12.4 million compared with $16.2 million at the end of the fourth quarter 2004. At March 31, 2005, we owed only $2.4 million on our lines of credit, but that line of credit obligation was assumed in April by the purchaser of the small form factor display business. As a result, we have no bank obligations other than our capital leases. We also recently received an aggregate of $9.4 million after the end of the first quarter relating to the sale of the small form factor display business and the monitor display business.

•	The operational metrics for our continuing operations were as follows:

	Q1 2005	Q1 2004
Day sales outstanding (DSOs)	46	38
Inventory turns	5.1	5.1
Cash conversion cycle (in days)	62	58

•	One customer accounted for more than 10% of our sales. The sales breakdown by industry was as follows:

Industry	Q1 2005	Q1 2004
Computing	76%	72%
Consumer	2%	1%
Industrial	4%	9%
Medical	10%	15%
Military	3%	2%
Telecommunications	5%	1%

About TFS

TFS provides specialized electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has operations in the United States and Asia, and offers a broad range of engineering and manufacturing capabilities. TFS’ website is located at www.tfsc.com. Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the fact that we are considering our strategic options, the expectation of moving our corporate headquarters this summer, our revenue forecast for the second quarter, and the fact that we have signed a nonbinding letter of intent to sell our Manila operations. TFS cautions that all forward-looking statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the ability of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	(Unaudited)
	THREE MONTHS ENDED MAR 31,
	2004	2005
Net Sales	$22,962	$20,161

Costs and Expenses:
Cost of Sales	22,270	22,064
Selling, General and Administrative	4,165	6,721
Research, Development and Engineering	248	233
Impairment of Goodwill	—	12,944
Loss on Impairment and Disposal of Long-Lived Assets	2	2,477
Amortization of Intangibles	318	166

	27,003	44,605

Operating Loss	(4,041)	(24,444)

Interest and Other Income, net	169	259
Minority Interest in Income of Consolidated Subsidiary	(80)	—

Loss from Continuing Operations before Income Taxes	(3,952)	(24,185)
Provision for (Benefit from) Income Taxes	(112)	15

Loss from Continuing Operations, net of taxes	(3,840)	(24,200)
Loss from Discontinued Operations	(2,804)	(15,183)

Net Loss	$(6,644)	$(39,383)

Loss per Share — Basic and Diluted:
Continuing Operations	$(0.18)	$(1.11)
Discontinued Operations	(0.13)	(0.70)

Net Loss	$(0.31)	$(1.81)

Weighted Average Shares Outstanding	21,321	21,768

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	DEC 31, 2004	MAR 31, 2005
ASSETS
Cash and Cash Equivalents	$16,198	$11,816
Cash on Deposit Maintained for Compensating Balances	—	600
Accounts Receivable, net	12,095	8,016
Inventories	17,549	17,328
Income Taxes Receivable	4	6
Other Current Assets	1,810	1,392
Short-Term Assets of Discontinued Operations	18,025	20,028

Total Current Assets	65,681	59,186

Property, Plant and Equipment, net	11,447	9,448
Intangibles, net	611	444
Goodwill	13,444	500
Other Assets	2,258	2,225
Discontinued Operations Assets Long-Term	18,360	—

Total Assets	$111,801	$71,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$14,700	$12,499
Accrued Liabilities	3,190	5,067
Customer Deposits	3,043	3,515
Deferred Revenue	69	39
Deferred gain on Sale Leaseback Short-Term	545	545
Current Portion Capital Leases	2,757	2,957
Current Liabilities of Discontinue Operations	14,477	13,923

Total Current Liabilities	38,781	38,545

Deferred Gain on Sale Leaseback Long-Term	2,178	2,042
Other Long-Term Liabilities	1,010	1,098
Long-Term Portion Capital Leases	3,985	3,108
Discontinued Operations Liabilities Long-Term	10	8

Total Long-Term Liabilities	7,183	6,256

Stockholders’ Equity	65,837	27,002

Total Liabilities and Stockholders’ Equity	$111,801	$71,803